                                                                    Exhibit 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-86835) of dj Orthopedics, LLC, DJ Orthopedics Capital Corporation and DonJoy, L.L.C. of our reports dated April 19, 2000 relating to the (i) combined balance sheets as of December 31, 1999 and 1998, and the related combined statements of operations and changes in invested equity, and combined statements of cash flows for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc., which is a wholly-owned subsidiary of Johnson & Johnson; (ii) statements of operations and changes in invested equity, and statements of cash flows for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc.; and
(iii) historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson, an integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



New York, New York


August 4, 2000



                                              /s/ PRICEWATERHOUSECOOPERS LLP

                                              ----------------------------------